UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. __)
Check the appropriate box:
☑     Preliminary Information Statement
☐     Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐     Definitive Information Statement
OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $14,000,000, based on the contract price for the property being sold

(5)	Total fee paid: $998.20
☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
c/o Eagle Rock Proxy Advisors, LLC
12 Commerce Drive
Cranford, New Jersey 07016
[                    ], 2010
Dear Limited Partner:
     We are sending you this information statement to inform you that ORP One, L.L.C., a Maryland limited liability company (the “Local Partnership”) which is wholly owned by Oxford Residential Properties I Limited Partnership, a Delaware limited partnership (the “Partnership”) in which you have invested as a limited partner, has agreed to sell its sole asset, an apartment complex known as the Fairlane East Apartments and located in Dearborn, Michigan, to an unaffiliated third party called TMF I Fairlane, LLC, a Delaware limited liability company (the “Purchaser”), for $14,000,000. The terms of the sale of the Property are more fully described in this information statement.
     Pursuant to the partnership agreement of the Partnership, as amended, the written consent of limited partners owning more than 50% of the total outstanding limited partnership units (“Units”) is required to approve a sale of the Property. There were 23,588 Units of the Partnership outstanding as of the Record Date. Affiliates of the managing general partner of the Partnership, which own approximately 60.08% of the outstanding Units, or 14,153.50 Units, have stated their intention to consent to the sale of the Property on the terms described in this information statement. Accordingly, limited partner approval of the sale of the Property is assured and your consent to the sale of the Property is not required. We are providing this information statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be approximately $1,663,020, or approximately $71 per Unit, in distributions to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of August 31, 2010. This is an estimate, and as explained below, is based upon a number of assumptions.
     We expect an initial distribution to the limited partners will occur within approximately 90 days after the sale closes with a final distribution, if funds remain, upon the completion of the Partnership’s dissolution in accordance with the Partnership’s partnership agreement and applicable law. The attached information statement contains information about the sale and the reasons the managing general partner has decided that the sale is in the best interests of the limited partners. The managing general partner has conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     The date of this information statement is [                    ], 2010.
     This information statement is being mailed on or about the date of this information statement to all of the Partnership’s limited partners of record as of the close of business on [                    ], 2010.
OXFORD RESIDENTIAL PROPERTIES I CORPORATION

i

SUMMARY OF THE TRANSACTION
          The following is a brief summary of certain terms of the Partnership’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract dated as of October 11, 2010 (as amended, the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “SUMMARY OF THE PURCHASE AND SALE CONTRACT” in this information statement.

Purchaser	TMF I Fairlane, LLC, a Delaware limited liability company

Seller	The Local Partnership, which is owned and controlled by the Partnership.

Property to Be Sold	Fairlane East Apartments, located in Dearborn, Michigan, together with all the improvements located on the Property.

Purchase Price and Deposit	$14,000,000, subject to certain prorations and adjustments set forth in the Purchase Agreement. The Purchaser is obligated to make or cause to be made an initial deposit of $150,000 on the effective date of the Purchase Agreement, and an additional deposit of $350,000 on or before the end of the feasibility period (the “Feasibility Period”) on November 10, 2010. See “SUMMARY OF THE PURCHASE AGREEMENT—Purchase Price and Deposit”.

Closing	The closing of the sale of the Property is scheduled to occur within 45 days after the date this information statement is mailed to the limited partners. The closing date is subject to extension at the option of the Local Partnership and the Purchaser pursuant to the terms of the Purchase Agreement. See “SUMMARY OF THE PURCHASE AGREEMENT—Closing.”

Closing Conditions	The Local Partnership’s obligation to complete the sale of the Property is subject to customary conditions. The Purchaser’s obligation to close the sale of the Property is also subject to customary conditions. See “SUMMARY OF THE PURCHASE AGREEMENT—Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains customary representations and warranties made by the Local Partnership. The Local Partnership’s representations and warranties survive for a period of six months after the closing. See “SUMMARY OF THE PURCHASE AGREEMENT—Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by the Local Partnership under the Purchase Agreement. See “SUMMARY OF THE PURCHASE AGREEMENT—Covenants.”

Termination	The Purchase Agreement contains customary termination rights on behalf of the Purchaser and the Local Partnership, including the failure of certain closing conditions, events of default, loan assumption and certain other material matters with respect to the Property. See “SUMMARY OF THE PURCHASE AGREEMENT—Closing”, “—Conditions to the Parties’ Obligation to Close”, “—Default”, and “—Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of the Local Partnership for a breach of the Local Partnership’s representations and warranties is capped at $400,000. Additionally, the Purchaser may not bring any claim for breach of a representation by the Local Partnership unless the claim for damages exceeds $5,000 (individually or in the aggregate). See “SUMMARY OF THE PURCHASE AGREEMENT—Representations and Warranties.”

Use of Proceeds	The Local Partnership intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness of the Local Partnership and the

Partnership, transaction related costs and other liabilities of the Local Partnership and to make distributions to the partners, including the limited partners of the Partnership. After the payment by the Partnership of the outstanding indebtedness of the Local Partnership, transaction related costs and other liabilities and indebtedness of the Partnership, the managing general partner estimates that approximately $1,663,020, or approximately $71 per Unit will be available for distribution to the limited partners of the Partnership in accordance with the partnership agreement of the Partnership. See “Use of Proceeds” and “Interests of Certain Persons in the sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of transaction related costs and other outstanding obligations of the Local Partnership and the Partnership, the Partnership will be dissolved and its affairs wound up as required by the partnership agreement and in accordance with applicable law. See “PLANS AFTER THE SALE” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
FORWARD-LOOKING STATEMENTS
     This information statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this information statement. Wherever they occur in this information statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this information statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to limited partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement. The Partnership and the managing general partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
THE REASON FOR THE SALE
     The managing general partner has determined that the sale of the Property is in the best interest of the Partnership, including the limited partners. It came to this conclusion based on many factors, including the following:
•	The Sale of the Property was Negotiated at Arms Length. The sale of the Property terms were negotiated at arms length with the Purchaser, which is an independent third party.

•	Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to limited partners without distributing sufficient cash to enable limited partners to pay their resulting tax liabilities.

•	Favorable Market Conditions. The managing general partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases and other factors.
     The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the managing general partner does not anticipate material improvement in the Partnership’s financial condition as it relates to the Property in the foreseeable future.

     Disadvantages of the sale of the Property of the Property. The sale of the Property has the following disadvantages:
•	The Property’s value could appreciate due to, among other factors, an improved economy, interest rate decreases, and the granting of additional tax benefits to holders of real estate like the Property. Following the sale of the Property, the Partnership will not benefit from increases, if any, in the Property’s value.

•	After the sale of the Property, limited partners will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.

•	Limited partners will recognize taxable income in connection with the sale of the Property. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
THE SALES PROCESS
     In May, 2010 the Local Partnership hired Moran & Company (the “Broker”), a national real estate brokerage firm, to market the Property. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of projects similar to the Property. Approximately 41 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from 3 potential purchasers. The managing general partner evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. Neither the managing general partner nor its affiliates bid on the Property. The managing general partner chose to accept the offer by the Purchaser described in this information statement based on the price offered, feasibility of the proposed transaction, credibility of the Purchaser and ability of the Purchaser to close.
THE PURCHASER
     General. The Purchaser is TMF I Fairlane, LLC, a Delaware limited liability company. The Purchaser is not affiliated with the managing general partner or the Partnership. The Purchaser’s principal executive offices are located at 360 North Michigan Avenue, Suite 1400, Chicago, Illinois 60601.
THE PROPERTY
     General. The Property is a 244-unit rental apartment complex located in Dearborn, Michigan. The Property has been owned and operated by the Partnership continuously since 1985. The Property is encumbered by a first mortgage loan with an aggregate unpaid balance of $10,208,918 as of August 31, 2010. The Partnership has other indebtedness of $569,408 as of August 31, 2010, including $7,609 of unpaid fees and reimbursements to the managing general partner and its affiliates.
     Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate				Average Occupancy
2010*	2009	2008	2007	2010*	2009	2008	2007
$11,840	$12,500	$12,556	$12,395	97%	94%	93%	96%

*	Through August 31, 2010
ALTERNATIVES CONSIDERED BY THE MANAGING GENERAL PARTNER
     As alternatives to the sale of the Property to the Purchaser, the managing general partner considered both the continued ownership and operation of the Property by the Partnership and marketing the Property for sale to potential purchasers other than the Purchaser.

     Continued Ownership and Operation of the Property. Certain advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the Partnership may be able to make distributions to limited partners in the future. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow partners to participate in the net income of the Partnership relating to the Property (if any) and receive any net proceeds from a future sale of the Property. However, the Partnership has not made any distributions to limited partners (other then distributions generated from asset sales) for at least the last three years, and we do not expect the Partnership to make such distributions in the foreseeable future. In addition, there can be no assurance as to future operating results or as to the results of any future attempts to sell the Property.
     Marketing the Property to Other Potential Purchasers. We marketed the Property to parties known by us and the Broker to be interested in properties of the same type as the Property, and we received solicited and unsolicited offers from 3 potentially interested purchasers. The Partnership evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchasers and ability of the prospective purchasers to close. The Partnership chose to accept the offer from the Purchaser described in this information statement based on these criteria.
APPROVAL OF THE SALE
     Approval of the Sale of the Property. Pursuant to the partnership agreement, the written consent of limited partners owning in the aggregate more than 50% of the total outstanding Units is required to approve the sale of the Property. The managing general partner and its affiliates, which own approximately 60.08% of the total outstanding Units, have stated their intention to consent to the sale of the Property on the terms described in this information statement. Accordingly, approval of the sale of the Property is assured and no vote of any other limited partner will be necessary to approve the sale or the Purchase Agreement. We are providing limited partners with this information statement to inform limited partners of the background and terms of the sale of the Property. The written consent of the limited partners will become effective 20 days after the mailing of this information statement.
     The written consent of the limited partners also authorizes the managing general partner, in its discretion, to cause the Local Partnership to reduce the gross purchase price for the Property up to 10% and to make any other amendments to the Purchase Agreement (including, without limitation, the closing date, due diligence duties and closing conditions) which, in the managing general partner’s opinion, are necessary, appropriate or desirable in connection with the sale and which do not materially and adversely affect the Partnership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     As of the Record Date, there were 23,558 Units issued and outstanding owned by 642 limited partners of record. None of our directors or officers own any Units. Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.

	Approximate		Approximate
Entity Name and Address	Number of Units		Unit of Class
AIMCO Properties, L.P.[1]	14,153.5	[2]	60.08%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
AIMCO-GP, Inc.[3]	14,153.5	[2]	60.08%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
Apartment Investment and Management Company[3]	14,153.5	[2]	60.08%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
AIMCO/Bethesda Holdings, Inc.[4]	8,675	[5]	36.82%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
AIMCO/Bethesda Holdings Acquisitions, Inc.[6]	8,675	[5]	36.82%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
Acquisition Limited Partnership[7]	4,997	[8]	21.21%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
ORP Acquisition, Inc.[9]	4,997	[8]	21.21%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
Oxford Realty Financial Group, Inc.[10]	4,997	[8]	21.21%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237
ORP Acquisition Partners, L.P.[11]	4,997	[8]	21.21%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

[1]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns approximately a 1% general partnership interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by AIMCO. As of August 31, 2010, AIMCO-LP, Trust, a Delaware trust with AIMCO as its sole beneficiary, owns approximately a 92% interest in AIMCO Properties, L.P.

[2]	AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 14,153.5 Units, representing approximately 60.08% of the class.

[3]	AIMCO may be deemed the beneficial owner of the Units held by AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO/Bethesda Holdings, Inc. (“ABH”) by virtue of its indirect majority or whole ownership of those limited partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, L.P., which is the beneficial owner of all Units held by AIMCO-GP, Inc.

[4]	AIMCO owns 99% of ABH through non-voting preferred stock.

[5]	ABH and AIMCO/Bethesda Holdings Acquisitions, Inc. (“ABHA”) share voting and dispositive power over 8,675 Units, representing approximately 36.82% of the class.

[6]	ABH owns 100% of ABHA.

[7]	AIMCO Properties, L.P. owns a 99% Limited Partnership interest in Acquisition Limited Partnership (“Acquisition”). ORP Acquisition, Inc. (“ORP Acquisition”) owns a 1% general partnership in Acquisition.

[8]	Acquisition, ORP Acquisition, Oxford Realty Financial Group, Inc. (“ORFG”) and ORP Acquisition Partners, L.P. share voting and dispositive power over 4,997 Units, representing approximately 21.21% of the class.

[9]	ORFG owns 100% of ORP Acquisition.

[10]	AHP owns a majority interest in ORFG.

[11]	Acquisitions owns a 59% general partnership interest and a 40% Limited Partnership in ORP Acquisition Partners, L.P. ORP Acquisition owns the remaining 1% general partnership interest in ORP Acquisition Partners, L.P.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership’s partnership agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The limited partners may call a special meeting to vote upon matters permitted by the partnership agreement of the Partnership with the prior consent of at least 10% of the outstanding Units.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The managing general partner and its affiliates have interests with respect to the sale of the Property, some of which are in conflict with the interests of the limited partners of the Partnership. As of August 31, 2010, the managing general partner and its affiliates were owed approximately $7,609 for accrued but unpaid fees and reimbursements which will be repaid from the sale proceeds. In addition, because a general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s potential liability for existing and future partnership obligations. Affiliates of AIMCO control the managing general partner and own approximately 60.08% of the outstanding limited partnership Units of the Partnership and will receive their corresponding share of the distributable sales proceeds. Although the managing general partner owes fiduciary duties to the limited partners of the Partnership, it also owes fiduciary duties to AIMCO, which owns all of the stock of Oxford Residential Properties I Corporation, the sole stockholder of the managing general partner. As a result, the managing general partner’s duties as general partner to the Partnership and its limited partners may come into conflict with its duties to AIMCO.
ESTIMATED DISTRIBUTION OF SALE PROCEEDS
     This table summarizes our current estimate of the proceeds from the sale of the Property to be distributed to Partners, assuming the sale of the Property is completed on August 31, 2010. These estimates are based on information currently available to the managing general partner. Actual results may vary from these estimates.

Purchase Price	$14,000,000
Plus: Cash and cash equivalents	137,785
Plus: Other partnership assets	166,755
Less: Mortgage debt, including accrued interest	(10,208,918)
Less: Accounts payable, accrued expenses and other liabilities	(569,408)*
Less: Estimated closing costs including transfer taxes	(400,400)
Less: Reserve for Contingencies	(280,000)
Less: Estimated nonresident withholding and entity taxes	(921,241)

TOTAL	$1,924,574

Net proceeds distributable to all Partners	$1,924,574
Percentage of proceeds distributable to limited partners	86%

Net proceeds distributable to limited partners	$1,663,020

Total number of Units	23,588

Distributable net proceeds per Unit	$71

*	$7,609 of this amount is payable to the managing general partner.
     For Michigan income tax purposes, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of Michigan taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate or trust or an entity exempt from Michigan income tax, such as a non-profit organization. A nonresident Partner filing a Michigan income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any Michigan taxes withheld by the Partnership on behalf of such Partners.
     Estimated Tax Consequences of Property Sale of the Property. The Partnership will recognize taxable gain on the sale of the Property, which will be allocated to the limited partners. This table summarizes our estimate of the allocation to limited partners of taxable gain on the sale of the Property, assuming the sale of the Property is completed on August 31, 2010. These estimates below are not estimates of the tax liability that will be payable by the limited partners. Instead they are estimates of the income on which any tax liability will be determined. These estimates are based on information currently available to the managing general partner. Actual results may vary from these estimates. Each limited partner should consult his or her tax advisor regarding the tax consequences to him or her. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES — Tax Consequences if the Property is Sold.”

Total taxable income per Unit recognized on sale	$119
Unrecaptured Section 1250 gain per Unit	$290
Other long-term capital loss per Unit	$151
Ordinary deductions per Unit	$20
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following summary of the United States federal income tax consequences of the sale of the Property is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each limited partner or to limited partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a limited partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the limited partner resides. In addition, the Partnership could be required to withhold state or other income taxes on allocations or distributions to the limited partners. We urge limited partners to consult their tax advisors as to the specific tax consequences to them of the sale of the Property and the distribution of the proceeds from the sale of the Property.
     Tax Consequences if the Property is Sold. Subject to the limitations and timing considerations discussed below, the General Partner estimates that typical limited partners will recognize an Aggregate Taxable Income from the sale of the Property, the liquidation of the Partnership and the operation of the Property during the year of the sale of the Property of approximately $119 per Unit. The aggregate taxable income consists of (i) estimated ordinary loss from operation of the Property in the tax year of sale of $20 per Unit, (ii) estimated Section 1231 gain of $290 (treated as “unrecaptured Section 1250 gain”) resulting from the sale of the Property, and (iii) estimated capital loss of approximately $151 per Unit (for Units that have not received a basis adjustment as a result of a sale of Units or death of the limited partner) resulting from the liquidation of the Partnership. The capital loss is a result of syndication fees that are nondeductible at the Partnership level and do not reduce the limited partner’s income tax basis in their Units. The capital loss will be recognized in the same year as the final tax return which may not be the same year that the sale occurs.
     The Partnership will recognize gain from the sale of the Property, as indicated above, because the amount the Partnership will realize from the sale will exceed its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from Purchaser plus the fair market value of any other property it receives. If Purchaser assumes or takes the Property subject to liabilities which encumber the Property, the face amount of those liabilities also will be included in the Partnership’s amount realized as though Purchaser had made a cash payment to the Partnership in the same amount. Closing costs of the Partnership, such as brokerage commissions, legal fees, transfer taxes and title costs, generally reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the partnership agreement.
     Any gain recognized by the Partnership with respect to the sale of the Property generally will constitute gain arising from the sale of property used in the Partnership’s trade or business under Section 1231 of the Code (“Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s Section 1231 gain. In general, if the combination of all Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of Section 1231 property, if any, will be treated as ordinary income to the extent of a limited partner’s non-recaptured net Section 1231 losses for the five most recent years. As a result, all or a portion of any Section 1231 gain from the sale of the Property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net non-recaptured Section 1231 losses in prior years. If that were to occur, such limited partner may be unable to utilize the anticipated capital loss outlined above because of limitations applicable to capital losses. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trusts and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until losses can be used. The deductibility of losses is complicated, and each limited partner is urged to consult their tax advisor.
     Under Section 1245 of the Code, some or all of the gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the limited partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis. The managing general partner does not anticipate that the Partnership will have any Section 1245 gain or loss resulting from the sale of the Property.
     Under Section 1250 of the Code, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under Section 291(a)(1) of the Code, a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under Section 1245 if the transferred property were Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under Section 291(a)(1), corporate limited partners may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners that are individuals, estates, or trusts, the application of Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated Section 1231 gain from the Partnership’s sale of the Property that is taxed as “unrecaptured Section 1250 gain.” Unrecaptured Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation previously taken. The current maximum federal tax rate applicable to unrecaptured Section 1250 gain is 25%.

     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured Section 1250 gain generally is taxed at a current maximum federal capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash in Liquidation of Units. A distribution of cash (including a deemed distribution of cash under Section 752 of the Code as a result of a reduction in a limited partner’s share of Partnership liabilities) by the Partnership to a limited partner in liquidation of Units will be treated as an amount realized from a sale of the limited partner’s Units and will result in taxable gain only to the extent that the distribution exceeds the limited partner’s adjusted tax basis in such limited partner’s Units and will result in taxable loss to the extent that the cash distribution (including a deemed cash distribution) is less than the limited partner’s adjusted tax basis in such limited partner’s Units. Generally, any gain or loss recognized by a limited partner arising from a cash distribution (including a deemed cash distribution) by the Partnership will be capital gain or capital loss. As indicated above, the general partner estimates that the limited partners will have a capital loss upon liquidation of the Units of $151 per Unit resulting from syndication fees that are nondeductible at the Partnership level and do not reduce the limited partners’ tax basis in their Units. The loss may not be recognized by a limited partner until the liquidation is complete and the limited partner’s entire interest in the Partnership is terminated. Generally, the liquidation will be viewed as complete and the limited partner’s interest in the Partnership terminated in the year the Partnership makes a final distribution to the partner, which generally occurs in the year the Partnership files its final tax return. The Partnership may not file its final tax return, and thus, the liquidation of the limited partner’s interest in the Partnership may not be complete until 2011. In such event and subject to limitations relating to the recognition of capital losses, the limited partner would not be able to recognize the capital loss (estimated to be $151 per Unit) until 2011. In general, capital losses are deductible only to the extent of capital gains, plus, in the case of individuals, trusts and estates, $3,000 per year ($1,500 in the case of a married individual filing a separate return). Individuals, trusts and estates may be eligible to carry unused capital losses indefinitely to future years until losses can be used. The deductibility of losses is complicated, and each limited partner is urged to consult their tax advisor.
     Proceeds available for distribution to the limited partners from the sale of the Property after repayment of the Partnership’s debts may be less than the tax liability resulting from the sale of the Property. Accordingly, limited partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain.
     Tax Consequences if the Property is Not Sold. Continued operation of the Property may generate income that will be taxable to the limited partners, unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, there may not be any cash available for distribution to the Partners if all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. Such taxable income also may be subject to higher income tax rates in the future, as discussed below. The Partnership also will continue to incur the administrative costs of Partnership operations, including the cost of preparing and filing a Partnership tax return. If a Partner has suspended tax losses, tax credits, or other items of tax benefit, these items may reduce any tax liability that arises with respect to any net income taxable to the Partner because of the continued operation of the Property by the Partnership. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit, will depend upon each Partner’s individual circumstances.
     WE URGE EACH LIMITED PARTNER TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE DISTRIBUTION OF PROCEEDS FROM THE SALE OF THE PROPERTY, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     IRS CIRCULAR 230 NOTICE. To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The advice contained in this communication was written to support the promotion or marketing of the transaction or matter addressed by the advice. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership’s partnership agreement in connection with the sale of the Property.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Partnership and the Local Partnership, the Partnership will be dissolved and its affairs wound up as required by the Partnership’s partnership agreement, in compliance with applicable law and without any further action on the part of the limited partners. The Partnership will reserve a portion of the proceeds of the sale of the Property to cover the administrative costs of operating the Partnership until its liquidation and dissolution, including management fees, taxes, the cost of audits, printing and mailing and the preparation and filing of the Partnership’s tax returns. See also “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” for a discussion of the tax consequences of the sale of the Property and the liquidation of the Partnership.
THE PARTNERSHIP
     General Information. The Partnership is a Delaware limited partnership first organized as a Maryland limited partnership on January 19, 1984. Its primary business is ownership of the Property. The Partnership was formed for the purpose of operating and holding real estate properties for investment either directly or indirectly through partnerships or joint ventures in which the Partnership is a partner or joint venturer.
     The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
     Trading Market. There is no established trading market for the Units.
     Properties. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s property.

		Date of	Type of
Property	Units	Purchase	Ownership	Use
Fairlane East Apartments	244	12/23/85	Fee simple, subject	Apartment
Dearborn, Michigan			to first mortgage
     Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2009 and 2008 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the United States Securities and Exchange Commission (the “SEC”) on March 29, 2010 (the “2009 10-K”) and the unaudited financial statements for the six months ended June 30, 2010 filed with the SEC on August 13, 2010 (the “2010 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION.”
SUMMARY OF THE PURCHASE AGREEMENT
     Below is a summary of the Purchase Agreement.
     Purchase Price and Deposit. The Purchase Price is $14,000,000, to be paid by the Purchaser as follows:
•	The Purchaser delivered an initial deposit of $150,000 to the escrow agent Stewart Title Guaranty Company.

•	The Purchaser delivered an additional $350,000 to the escrow agent within one day after the end of the Feasibility Period on November 10, 2010.

•	The balance of the Purchase Price must be paid to and received by the Escrow Agent on the day of closing.
     Feasibility Period. From the Effective Date through November 10, 2010 (the “Feasibility Period”), the Purchaser and its consultants had the opportunity to enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). During the Feasibility Period the Purchaser had the right to terminate the Purchase Agreement. In addition, the Purchaser had the right to terminate the Purchase and Sale Contract and receive reimbursement for certain out-of-pocket costs up to $50,000 if the terms of the Purchaser’s loan materially and adversely changed prior to the date of this information statement was mailed to the limited partners. The Purchaser did not terminate the Purchase Agreement during the Feasibility Period or prior to the mailing of this information statement, therefore the Purchase Agreement remains in full force and effect, the deposits made by Purchaser are non-refundable, and the Purchaser’s obligation to purchase the Property are unconditional except only for satisfaction of the Purchaser’s closing conditions.
     Property Contracts. The Local Partnership must deliver a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser had the right to deliver written notice to the Local Partnership specifying any property contracts which the Purchaser wants to terminate at closing. If any terminated contract requires payment of a penalty or premium for cancellation, the Local Partnership is responsible for the payment. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
     Day of Closing. Closing is scheduled to occur within 25 days after the mailing of this information statement; however, such date may be extended by the parties pursuant to the express terms of the Purchase Agreement.
     Closing Costs. Purchaser shall pay (a) any mortgage registry tax regarding any mortgage given by Purchaser on the Property in connection with this transaction, (b) all recording and filing charges in connection with the instruments by which the Local Partnership conveys the Property (including the deed), (c) all costs related to procuring a title policy including any endorsements thereto, but excluding the base premium, and (d) one-half of the customary closing costs of the escrow agent. The Local Partnership shall pay (w) any transfer, gross receipts or similar taxes related to the sale of the Property, (x) all recording and filing charges for instruments required to cure any title objections, (y) the base premium for the title policy, and (z) one-half of the customary closing costs of the Escrow Agent.
     Prorations. The parties agreed to customary prorations as of the day of closing.
     Post Closing Adjustments. The Purchaser or the Local Partnership may request that the Purchaser or the Local Partnership, as applicable, undertake to re-adjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to re-adjust any items (a) after the expiration of 60 days after closing, or (b) if such items do not exceed $5,000 in magnitude (either individually or in the aggregate).

     The Local Partnership’s Representations. The Local Partnership made customary representations and warranties which survive closing for six months. The Local Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $400,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages in the aggregate exceeds $5,000.
     The Purchaser’s Representations. The Purchaser made customary representations and warranties.
     Leases and Property Contracts. From the Effective Date to closing, the Local Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent.
     General Operation of Property. The Local Partnership must operate the Property in the ordinary course of business. The Local Partnership cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s written consent.
     Liens. Without the Purchaser’s written consent, the Local Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business.
     The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Local Partnership to the Purchaser at closing must have been delivered;

(b)	each of the Local Partnership’s representations must be true in all material respects as of closing;

(c)	the Local Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Local Partnership under the Purchase Agreement; and

(d)	neither the Local Partnership nor the managing member of the Local Partnership can be a debtor in any bankruptcy proceeding.
     If any condition set forth above is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the Purchase Price, (ii) terminate the Purchase Agreement and receive a full refund of the Deposit or (iii) if the failure to meet a condition constitutes a default by the Local Partnership, exercise remedies provided to it in the Purchase Agreement.
     The Local Partnership’s Closing Conditions. The Local Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Local Partnership at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	neither the Purchaser nor any members of the Purchaser shall be a debtor in any bankruptcy proceeding;

(e)	the Partnership has complied with all applicable Securities and Exchange Commission rules and related federal securities laws, and the provisions of the Partnership’s partnership agreement regarding approving sale of the Property; and

(f)	there must not be pending or, to the knowledge of the Purchaser or the Local Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding.
     If any of these conditions are not met (except for the condition set forth in (e)), the Local Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement. If the condition set forth in (e) above is not met, then the Purchase Agreement will terminate and if the Purchaser is not in default, the Purchaser will be refunded its deposit and the Local Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the sale of the Property, up to $300,000.
     The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:
(a)	timely deliver the initial or additional deposit (or any other deposit or payment required of the Purchaser under the Purchase Agreement);

(b)	timely deliver the Purchaser’s closing deliveries;

(c)	timely deliver the Purchase Price and timely close; or

(d)	comply with any of its other material obligations under the Purchase Agreement for more than ten days after written notice of default from the Local Partnership, then the Purchaser will forfeit all deposits and neither party will be obligated to close.
     Local Partnership Default. If the Local Partnership defaults and, including the Local Partnership’s obligation to sell the Property, such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the deposits, provided by the Purchaser will be returned to the Purchaser and the Local Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the sale of the Property, up to $300,000; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) is not otherwise in default under the Purchase Agreement; and (ii) files suit on or before the 90th day after the closing date.
     Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $700,000, then the Local Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the sale of the Property will be closed and either (i) the Purchaser will pay the full

Purchase Price and receive all insurance proceeds , or (ii) the Purchaser will pay an amount equal to the Purchase Price less the amount necessary to complete such repairs.
     Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $700,000, the sale of the Property will be closed in accordance with the Purchase Agreement. The Local Partnership will make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing. If the Local Partnership is unable to effect repairs, the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Local Partnership) at closing.
     Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Local Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter. If the Purchaser does not terminate, the sale of the Property will be closed and the Purchaser will receive the full benefit of any condemnation award.
NO CONSENTS SOLICITED
     Pursuant to the Partnership’s partnership agreement, the written consent of limited partners owning in the aggregate more than 50% of the Units is required to approve the sale of the Property. Affiliates of the managing general partner, which own approximately 60.08% of the Units, will consent to the sale of the Property on the terms described in this information statement. Accordingly, approval of the proposed sale of the Property on the terms described in this information statement is assured.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information incorporated by reference or provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement shall also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: c/o EAGLE ROCK PROXY ADVISORS, LLC, 12 Commerce Drive, Cranford, New Jersey 07016, Telephone: (800) 217-9608.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement, including copies of all documents incorporated by reference into this information statement, to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o Eagle Rock Proxy Advisors, LLC 12 Commerce Drive Cranford, New Jersey 07016
By telephone:	(800) 217-9608
By facsimile:	(908) 497-2349.
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of this information statement.

THE INFORMATION AGENT FOR THIS INFORMATION STATEMENT IS:
EAGLE ROCK PROXY ADVISORS, LLC.

By Mail:	By Overnight Courier:	By Hand:

12 Commerce Drive Cranford, New Jersey 07016	12 Commerce Drive Cranford, New Jersey 07016	12 Commerce Drive Cranford, New Jersey 07016

By Facsimile:	For Information please call:

(908) 497-2349	TOLL FREE (800) 217-9608